Exhibit 3.1

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

QUANTASING GROUP LIMITED

(Adopted by way of Special Resolutions passed on May 31, 2022)

NAME

1.	The name of the Company is QuantaSing Group Limited.

REGISTERED OFFICE

2.

The Registered Office of the Company shall be at Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, Cayman Islands, or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.

Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.

The authorized share capital of the Company is US$50,000 consisting of 500,000,000 shares of a nominal or par value of US$0.0001 each, of which: (i) 345,113,731 are designated as class A ordinary shares of a nominal or par value of US$0.0001 each (the “Class A Ordinary Shares”), (ii) 54,042,638 are designated as class B ordinary shares of a nominal or par value of US$0.0001 each (the “Class B Ordinary Shares”, together with the Class A Ordinary Shares, collectively the “Ordinary Shares”), (iii) 22,000,000 are designated as convertible redeemable series A preferred shares of a nominal or par value of US$0.0001 each (the “Series A Preferred Shares”), (iv) 23,983,789 are designated as convertible redeemable series B preferred shares of a nominal or par value of US$0.0001 each (the “Series B Preferred Shares”), (v) 7,913,872 are designated as convertible redeemable series B-1 preferred shares of a nominal or par value of US$0.0001 each (the “Series B-1 Preferred Shares”), (vi) 20,327,789 are designated as convertible redeemable series C preferred shares of a nominal or par value of US$0.0001 each (the “Series C Preferred Shares”), (vii) 11,818,754 are designated as convertible redeemable series D preferred shares of a nominal or par value of US$0.0001 each (the “Series D Preferred Shares”), and (viii) 14,799,427 are designated as convertible redeemable series E preferred shares of a nominal or par value of US$0.0001 each (the “Series E Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred Shares or otherwise shall be subject to the powers hereinbefore contained.

EXEMPTED COMPANY

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Act (As Revised) and, subject to the provisions of the Companies Act (As Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue bearer shares.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

QUANTASING GROUP LIMITED

(Adopted by way of a Special Resolution passed on May 31, 2022)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.

In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

BVI Company	WITTY TIME LIMITED (穎時有限公司), a company organized and existing under the laws of the British Virgin Islands.

BVI Subsidiary	Hundreds of Mountains Limited, a company organized and existing under the laws of the British Virgin Islands

Cause	means any one of the following grounds: (i) material dishonesty on the part of the Founder which materially and adversely affects any Group Company; (ii) repeated drunkenness or use of illegal drugs which materially and adversely interferes with the performance of the Founder’s obligations and duties of service or employment agreement; or (iii) the Founder’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws.

Class A Ordinary Shares	Class A ordinary shares with the par value of US$0.0001 each in the capital of the Company.

Class B Deemed Preferred Share Issue Price	(i) with respect to the Series B Preferred Shares, US$0.1800 per share for each Series B Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein; and (ii) with respect to the Series B-1 Preferred Shares, US$0.314556745 per share for each Series B-1 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Class B Ordinary Shares	Class B ordinary shares with the par value of US$0.0001 each in the capital of the Company.

Class B Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Class B Preferred Shares.

Class B Preferred Shares	collectively the Series B Preferred Shares and Series B-1 Preferred Shares.

Companies Act	means Companies Act (As Revised), Cap. 22 of the Cayman Islands and any amendments thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

Control Documents	means the following contracts and instruments, as amended from time to time: (i) the Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by and between Beijing Liangzizhige Technology Co., Ltd. (北京量子之歌科技有限公司) and the Domestic Company on May 20, 2021, (ii) the Exclusive Option Agreement (独家购买权合同) entered into by and among Beijing Liangzizhige Technology Co., Ltd. (北京量子之歌科技有限公司), the Domestic Company and the equity holders of the Domestic Company on May 20, 2021, (iii) the Power of Attorney (授权委托书) executed by each of the equity holders of the Domestic Company on May 20, 2021, and (iv) the Equity Pledge Agreement (股权质押合同) entered into by and among Beijing Liangzizhige Technology Co., Ltd. (北京量子之歌科技有限公司), the Domestic Company and the equity holders of the Domestic Company on May 20, 2021, pursuant to which, the Domestic Company and its subsidiaries are consolidated into the Group.

DCM	DCM Ventures China Fund (DCM VIII), L.P., a limited partnership organized under the laws of Cayman Islands; DCM VIII, L.P., a limited partnership organized under the laws of Cayman Islands; DCM Affiliates Fund VIII, L.P. a limited partnership organized under the laws of Cayman Islands.

Deemed Preferred Share Issue Price	the Series A Deemed Preferred Share Issue Price, the Class B Deemed Preferred Share Issue Price, the Series C Deemed Preferred Share Issue Price, the Series D Deemed Preferred Share Issue Price and the Series E Deemed Preferred Share Issue Price (as the case may be).

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Domestic Company	Feierlai (Beijing) Technology Co., Ltd. (菲尔莱(北京)科技有限公司)

Equity Securities	with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

Founder	LI Peng (李鹏), a Chinese citizen with her PRC ID No. of [***].

Founder Parties	collectively, the Founder and the BVI Company.

GGV	GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P..

Group Companies	the Company, the BVI Subsidiary , the HK Subsidiary, the WFOE, and the PRC Affiliates.

HK Subsidiary	has the meaning as defined in the Shareholders Agreement

Investors	K2, DCM, GGV, Qiming, PAC, VME and Lingfeng.

K2	K2 EVERGREEN PARTNERS LIMITED, a company organized under the laws of Hong Kong; K2 PARTNERS III LIMITED, a company organized under the laws of Hong Kong; and K2 FAMILY PARTNERS LIMITED, a company organized under the laws of Hong Kong.

Lingfeng	Lingfeng Capital Partners Fund I, LP, an exempted limited partnership organized under the laws of Cayman Islands.

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	the Class A Ordinary Shares and the Class B Ordinary Shares.

PAC	collectively, Prospect Avenue Capital Inc., a company organized under the laws of Cayman Islands, Prospect Avenue Capital Limited Partnership, a limited partnership organized under the laws of Cayman Islands, and Foley Square Investment Limited, a company organized and existing under the laws of Hong Kong.

PRC Affiliates	has the meaning as defined in the Shareholders Agreement

Preferred Majority	collectively the Series A Preferred Majority, Class B Preferred Majority, Series C Preferred Majority, Series D Preferred Majority and Series E Preferred Majority.

Preferred Shareholders	collectively the holders of the Series A Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares, and each a “Preferred Shareholder”.

Preferred Shares	collectively the Series A Preferred Shares, the Series B Preferred Shares, Series B-1 Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

Qiming	Qiming Venture Partners VI, L.P., a limited partnership organized under the laws of Cayman Islands; Qiming Managing Directors Fund VI, L.P., a limited partnership organized under the laws of Cayman Islands.

Qualified Initial Public Offering	shall have the same meaning ascribed to it under the Shareholders Agreement.

Register of Members	the register of Members referred to in these Articles.

Resolution of directors

(a)   A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b)   A resolution consented to in writing by all directors or of all members of the committee, as the case may be.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A Deemed Preferred Share Issue Price	US$0.0455 per share for each Series A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series A Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Shares.

Series A Preferred Shares	Preferred Shares designated as Series A Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Series B Preferred Shares.

Series B Preferred Shares	Preferred Shares designated as Series B Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series B-1 Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Series B-1 Preferred Shares.

Series B-1 Preferred Shares	Preferred Shares designated as Series B-1 Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C Deemed Preferred Share Issue Price	US$0.568621807 per share for each Series C Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series C Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Series C Preferred Shares.

Series C Preferred Shares	Preferred Shares designated as Series C Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series D Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Series D Preferred Shares.

Series D Preferred Shares	Preferred Shares designated as Series D Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series D Deemed Preferred Share Issue Price	US$1.182455131 per share for each Series D Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series E Preferred Majority	the holders of more than fifty percent (50%) of the then outstanding Series E Preferred Shares.

Series E Preferred Shares	Preferred Shares designated as Series E Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series E Deemed Preferred Share Issue Price	US$2.33984442 per share for each Series E Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Share	a share or shares in the Company and includes a fraction of a share.

Share Purchase Agreement	the Series E Preferred Shares Purchase Agreement (as defined in the Shareholders Agreement).

Shareholders Agreement	the Shareholders Agreement dated May 31, 2022 by and among the Company, the BVI Company, the Founder, the Investors and other parties thereto, as amended from time to time.

Special Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote.

the Law	the Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force.

the Memorandum	the Amended and Restated Memorandum of Association of the Company, as from time to time amended.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Amended and Restated Articles of Association as originally, as from time to time amended.

Transaction Documents	has the meaning ascribed to it in the Share Purchase Agreement.

VME	VM EDU Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

WFOE, or WFOEs	has the meaning as defined in the Shareholders Agreement

2.

“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.

A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

8.	Registered Holder Absolute Owner

8.1

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2

No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)

the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)

the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.

Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.

Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

11.

Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.

A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.

The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue bearer shares.

15.

Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorized to make payment out of capital in connection therewith.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

The Company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed.

18.

No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.

Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

22.

Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the directors refuse to register a transfer, they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.

If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least fifty percent (50%) of the issued shares of that class or series, which may be affected by such variation.

24.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.

The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

26.

The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.

Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

28.

Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.

Subject to the Law, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.	Subject to the Law, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)

cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt, it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.

Subject to the Law, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 131, alter any conditions of its Memorandum of Association relating to share capital.

34.

Subject to Article 9, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Class A Ordinary Shares, Class B Ordinary Shares and Preferred Shares.

Each of the Class A Ordinary Shares and Class B Ordinary Shares shall be treated equally, identically and ratably, on a per share basis, with respect to any dividend or distribution as may be declared by the Board from time to time. Subject to the preferences applicable to any class or series of Preferred Shares (if any), the Class A Ordinary Shares and Class B Ordinary Shares are entitled to the net assets of the Company upon dissolution equally, identically and ratably, on a per share basis. The Class B Ordinary Shares may be at the sole election of the Founder Parties converted into equal number of the Class A Ordinary Shares on a conversion ratio of 1:1 basis.

Subject to provisions of these Articles:

(a)	the holders of Class A Ordinary Shares shall be entitled to one (1) vote per share, and the holder(s) of Class B Ordinary Shares shall be entitled to ten (10) votes per share;

(b)

each of the Class A Ordinary Shares and Class B Ordinary Shares shall have the same rights and privileges, rank equally, share ratably and be identical in all respects as to all matters except with respect to voting rights;

(c)	the holders of Ordinary Shares shall be entitled to such dividends as the Board may from time to time declare;

(d)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of Ordinary Shares shall be entitled to the surplus assets of the Company; and

(e)	the holders of Ordinary Shares shall generally be entitled to enjoy all of the rights attaching to shares.

Only Class B Ordinary Shares held by the Founder Parties enjoy ten (10) votes for every Class B Ordinary Share on a poll. The Company shall not issue any equity security or other instruments convertible into an equity security of the Company which has a number of votes more than one (1) vote per share to any party other than the Founder Parties.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.

Conversion Rights. Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Class A Ordinary Shares at any time.

The conversion rate for Series A Preferred Shares shall be determined by dividing Series A Deemed Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the Series A Deemed Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Series A Preferred Share Conversion Price”).

The conversion rate for Class B Preferred Shares shall be determined by dividing the applicable Class B Deemed Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the applicable Class B Deemed Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Class B Preferred Share Conversion Price”).

The conversion rate for Series C Preferred Shares shall be determined by dividing Series C Deemed Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the Series C Deemed Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Series C Preferred Share Conversion Price”).

The conversion rate for Series D Preferred Shares shall be determined by dividing Series D Deemed Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the Series D Deemed Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Series D Preferred Share Conversion Price”)

The conversion rate for Series E Preferred Shares shall be determined by dividing Series E Deemed Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the Series E Deemed Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Series E Preferred Share Conversion Price”, together with Series A Preferred Share Conversion Price, Class B Preferred Share Conversion Price, Series C Preferred Share Conversion Price and Series D Preferred Share Conversion Price, the “Preferred Share Conversion Price” (as applicable)).

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.

Automatic Conversion. Each Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price (i) upon the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), with an implied market capitalization of the Company prior to such public offering shall be no less than one billion U.S. dollars (US$1,000,000,000) and the net proceeds of the Company to the Company of no less than one hundred million U.S. dollars (US$100,000,000), or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange (a “Qualified Initial Public Offering”), and (ii) upon the prior written approval of the Series A Preferred Majority (as to the Series A Preferred Shares) or Series B Preferred Majority (as to the Series B Preferred Shares) or Series B-1 Preferred Majority (as to the Series B-1 Preferred Shares) or Series C Preferred Majority (as to the Series C Preferred Shares), Series D Preferred Majority (as to the Series D Preferred Shares) or Series E Preferred Majority (as to the Series E Preferred Shares). In the event of the automatic conversion of the Preferred Shares upon a Qualified Initial Public Offering as aforesaid, the person(s) entitled to receive the Class A Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Initial Public Offering.

37.

Mechanics of Conversion. No fractional Class A Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Class A Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Class A Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Class A Ordinary Shares, if any. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Class A Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Class A Ordinary Shares.

38.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

39.	(a)	Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” for each class or series of Preferred Shares shall mean the date on which the first such Preferred Shares was issued.

(iii)

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)

“Additional Ordinary Shares” for each class of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)

any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board (including the affirmative vote of each Investor Director);

(B)

any Preferred Shares issued as a result of the Restructuring (as defined in the Shareholders Agreement) to reflect the corresponding preferred shares issued under the Share Purchase Agreements and the Restructuring (as defined in the Shareholders Agreement), as such agreement may be amended and any Class A Ordinary Shares issued pursuant to the conversion thereof;

(C)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(D)	Ordinary Shares issued upon conversion or exercise of options, warrants, or other securities that are outstanding issued before Original Issue Date;

(E)

any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization approved by the Board (including the approval of each Investor Director) in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(F)	any securities issued pursuant to a Qualified Initial Public Offering.

(b)

No Adjustment to Conversion Price. No adjustment in the Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)

Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Class A Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 39 (c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than any of the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, then the Preferred Share Conversion Price for such Preferred Shares shall forthwith be reduced, concurrently with such issuance of the Additional Ordinary Shares, to a price determined as set forth below:

CP2 = CP1 * (A + B) / (A + C)

For the purposes of the foregoing formula, the following definitions shall apply:

(i) “CP2” shall mean the applicable Preferred Share Conversion Price in effect immediately after such issuance;

(ii) “CP1” shall mean the applicable Preferred Share Conversion Price in effect immediately prior to such issuance;

(iii) “A” shall mean the number of Ordinary Shares outstanding and Ordinary Shares reserved for ESOP immediately prior to such issuance on a fully diluted and as converted basis (assuming the conversion of all outstanding Convertible Securities and the exercise of all outstanding Options);

(iv) “B” shall mean the number of Ordinary Shares that would have been issued or deemed issued if such issuance of the Additional Ordinary Shares had been made at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issuance by CP1); and

(v) “C” shall mean the number of Additional Ordinary Shares issued in such issuance.

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Class A Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Share Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Class A Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)

The Series A Preferred Majority or the Series B Preferred Majority or the Series B-1 Preferred Majority or the Series C Preferred Majority, the Series D Preferred Majority or the Series E Preferred Majority shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)

No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0l or more in such conversion price.

VOTING RIGHTS

40.

Each Preferred Share shall carry a number of votes equal to the number of Class A Ordinary Shares then issuable upon its conversion into Class A Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law, the Memorandum and/or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41.

In addition to such other limitations as may be provided in these Articles, for so long as any Preferred Shares are outstanding, the following acts of the Company shall require the prior written approval of the Preferred Majority, or the written approval of more than fifty percent (50%) of the directors of the Board (including the approval of each Investor Director), as the case maybe. For the purpose of this Article 41, the term “Company” means, the Company itself as well as any and all the subsidiaries of the Company (including but not limited to the other Group Companies), to the extent and where applicable. Notwithstanding anything to the contrary contained herein, where any such action requires a Special Resolution or an Ordinary Resolution in accordance with the Companies Law and if the shareholders vote in favor of such act but the approval of the Preferred Majority has not yet been obtained, the holders of the Preferred Shares who vote against such act at a meeting of the shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the shareholders who voted in favor of such act plus one.

(a)

any issuance or sale of any equity or debt securities of the Company, excluding any issuance of Class A Ordinary Shares upon conversion of the Preferred Shares (including, without limitation, the creation, issuance, sale or sponsorship of any cryptocurrency, decentralized application tokens, protocol tokens, blockchain-based assets or other cryptofinance coins, tokens or similar digital assets by the Company, an officer of the Company or any direct or indirect majority-owned subsidiary of the Company);

(b)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(c)	any action that authorizes, creates or issues any class of shares of the capital of the Company having preferences superior to or on a parity with the Preferred Shares;

(d)	any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets superior to or on a parity with the preference of the Preferred Shares;

(e)

any act that repurchases, redeems or retires any of the Company’s voting securities (excluding (i) pursuant to contractual rights to repurchase Ordinary Shares or Preferred Shares held by employees, directors or consultants of the Company or its subsidiaries upon termination of their employment or services, or pursuant to the exercise of a contractual right of first refusal held by the Company or (ii) the redemption entitled by the holders of relevant class or series of shares as set forth in the Memorandum and these Articles);

(f)	any increase or decrease in the authorized share capital or registered capital, as applicable, of the Company;

(g)	any amendment of the Company’s Memorandum and Articles of Association or other charter documents of the Company;

(h)	the declaration or payment of a dividend or other distributions on any securities of the Company;

(i)	any increase or decrease of the authorized size of the board of directors of the Company, or any amendment of the rules to appoint or remove the directors of the Company;

(j)	the liquidation, dissolution or winding up of the Company;

(k)

any consolidation, merger, corporate reorganization, transaction or series of transactions of the founder, in which in excess of fifty percent (50%) of the Company’s voting power is transferred or in which all or substantially all the assets of the Company are sold;

(l)	the sale of all or substantially all of any of the Company’s assets, or any material asset or undertaking of the Company;

(m)

any sale, assignment, transfer, pledge, hypothecation, mortgage or otherwise disposition through one or a series of transactions of any shares or equity interest of the Company directly or indirectly held by the Founder, or dispose of or dilute the Company’s interest, directly or indirectly, in any of its subsidiaries, unless otherwise provided in this Articles or the Shareholders Agreement;

(n)	any establishment, alteration or termination of any profit sharing scheme or any employee share option or share participation schemes, or any grant of options or warrants under such plans;

(o)

incurrence of debt or assumption of any loan, facility or other financial obligation from a third party, or issue, assumption, provision of guarantee, charge, lien or indemnity warranty in favor of a third party, or creation of any liability (including without limitation any off-balance-sheet liability or contingent liability) by the Company, in excess of RMB3,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Company, or extension of loan by the Company to any third party in excess of RMB3,000,000 in the aggregate, other than those in the ordinary course of business;

(p)	creation of any liability on any patent, copy right, trademark, or any other intellectual property right of the Company;

(q)

the initial public offering of any of the Shares or other equity or debt securities of the Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering);

(r)	any equity investments in any other person or entity (including any direct or indirect establishment or any acquisition of any subsidiary);

(s)	approval or removal of the auditor of the Company;

(t)	any material change to the business of the Company, including entering new lines of business outside the existing business and exiting the current business;

(u)	termination or any material amendment to the Restructuring Documents (as defined in the Shareholders Agreement);

(v)

settlement of litigation, arbitration or other disputes involving value of no less than US$500,000 in a single transaction or no less than US$3,000,000 in the aggregate in any consecutive twelve (12) months;

(w)	appointment or removal of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operating Officer;

(x)	approval or material amendment (by more than 30% in any fiscal year) of the annual budget; or

(y)	agreement or commitment by the Company to do any of the foregoing.

MEETINGS AND CONSENTS OF MEMBERS

42.

The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

43.

Upon the written request of members holding ten percent (10%) or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

44.

The directors shall give not less than seven days’ notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

45.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

46.	A meeting of members may be called on short notice:

(a)

if members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%)of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) of the remaining votes, have agreed to short notice of the meeting, or

(b)

if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

47.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

48.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

49.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

50.

An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We                  being a member of the above Company with                  shares HEREBY APPOINT              of              or failing him              of              to be my/our proxy to vote for me/us at the meeting of members to be held on the                  day of              and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

……….……………….

Member

51.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

52.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

53.

No business shall be transacted at any meeting of members unless a quorum is present. The quorum for a meeting of members shall be such Member(s) present in person or by proxy holding not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, which shall include the Preferred Majority.

54.

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next fifth (5th) business day at the same time and place, and if within one hour after the adjourned meeting begins, a quorum is not present, those present shall constitute a quorum. At such adjourned meeting, any business that might have been transacted at the meeting may be transacted as originally notified

55.

At every meeting of members, the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

56.

The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

57.

At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

58.

Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

59.

Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

60.

The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

61.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

62.

An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

63.	The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

64.

The Company shall be managed by a Board of Directors consisting of up to thirteen (13) directors, which number of directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

The BVI Company (so long as it continues to hold shares in the Company) shall be entitled to appoint and remove at least seven (7) directors (the “Ordinary Directors”), K2 shall be entitled to appoint and remove one (1) director to the extent it holds not less than seven percent (7%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “K2 Director”), DCM shall be entitled to appoint and remove one (1) director to the extent it holds not less than seven percent (7%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “DCM Director”), GGV shall be entitled to appoint and remove one (1) director to the extent it holds not less than four point five percent (4.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “GGV Director”), Qiming shall be entitled to appoint and remove one (1) director to the extent it holds not less than four point five percent (4.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “Qiming Director”), PAC shall be entitled to appoint and remove one (1) director to the extent it holds not less than four point five percent (4.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “PAC Director”) and VME shall be entitled to appoint and remove one (1) director to the extent it holds not less than three point five percent (3.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “VME Director”, together with K2 Director, DCM Director, GGV Director, Qiming Director and PAC Director, the “Investor Directors”, each an “Investor Director”). The BVI Company and the Investors may remove a director appointed by it, with or without cause and appoint a new Director in his/her place by notice in writing to the Company and the other Members. For the avoidance of doubt, (a) the Founder (A) shall be one (1) of the Ordinary Directors, and (B) will act as the chairman of the Board, and (b) in the event that the BVI Company appoints less than seven (7) Ordinary Directors to the Board, the Founder as an Ordinary Director shall have that number of votes in any Board meeting on a poll, and such number of votes shall be equal to the balance of (x) the total number of Ordinary Directors that the BVI Company is entitled to appoint and (y) the number of Ordinary Directors that the BVI Company actually appoints minus one (1), and any other directors of the Board shall have one (1) vote each in the Board meetings on a poll; and in the event that the BVI Company appoints seven (7) Ordinary Directors to the Board, each director of the Board shall have one (1) vote in the board meetings on a poll. If any Investor loses the right to appoint the director that it is entitled to appoint and remove due to the reason of failing to meet the requirement of shareholding threshold, such board seat shall be appointed and removed by the BVI Company.

Lingfeng shall be entitled to appoint one (1) observer of the Board to attend all meetings of the Board in a non-voting observer capacity, subject to the exceptions and limitations set forth in the Management Rights Letter by and between the Company and Lingfeng.

65.

Subject to Article 64, any vacancy, including newly created directorships resulting from any increase in the authorised number of directors or amendment of these Articles, and vacancies created by removal or resignation of a director, may be filled by the consent of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of shares, the holders of shares of such class or series by Ordinary Resolution of such class may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s shareholders or (ii) written consent, if the consenting shareholders hold a sufficient number of shares to elect their designee at a meeting of the shareholders.

Any director of the Company may be removed from the Board by the Members of the Company or in the manner specified by the Law and these Articles, but with respect to a director appointed pursuant to Article 64, only upon the vote or written consent of the Members entitled to appoint such director. Any vacancies created by the resignation, removal or death of a director appointed pursuant to Article 64 shall be filled pursuant to Article 64.

66.

A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

67.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company; and

(c)	the date on which each person named as a director ceased to be a director of the Company.

68.	A copy of the register of directors shall be kept at the registered office of the Company.

69.

With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

70.	A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

71.

The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

72.

The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

73.

Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Law.

74.

Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

75.	The continuing directors may act notwithstanding any vacancy in their body.

76.

The directors may by resolution of directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

77.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

78.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

79.

The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

80.

The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided, that the Board of Directors (as defined in Article 91 below) shall meet at least every three months.

81.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

82.

A director shall be given not less than seven (7) days’ notice of meetings of directors, but a meeting of directors held without seven (7) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

83.

A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

84.

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than seven (7) directors, which shall include each Investor Director. A meeting of directors will be adjourned to the same time and place one (1) week thereafter if a quorum is not present at that Board meeting. If at such adjourned meeting a quorum is still not present within forty-five (45) minutes from the time appointed for the meeting, the directors present shall constitute a quorum. At such adjourned meeting, any business that might have been transacted at the meeting may be transacted as originally notified.

85.

At every meeting of the directors the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting the directors present shall choose someone of their number to be Chairman of the meeting.

86.

An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

87.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c)	such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

88.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

89.

The directors may, by resolution of directors, designate one or more committees, among which one director shall be appointed by K2, one director shall be appointed by DCM, one director shall be appointed by GGV, one director shall be appointed by Qiming, one director shall be appointed by PAC and one director shall be appointed by VME. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

90.

The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

91.

The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board of Directors (including the affirmative vote of each Investor Director). The Compensation Committee shall be responsible for evaluating and recommending to the Board of the Director for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

92.

The Company may by resolution of Board of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

93.

The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

94.

The emoluments of all officers shall be fixed by resolution of the Board of Directors; provided, that the Company shall not provide any director’s fee, other remuneration or emolument to directors that are not independent directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

95.

Subject to compliance with Article 92, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

96.

No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

97.

A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

98.

Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)

is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

99.

The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

100.

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

101.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

102.

If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

103.

The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

104.

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

105.

No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Series E Preferred Shares (on an as-converted basis). After the dividends of the Series E Preferred Shares have been paid in full, no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is paid in full on the Series D Preferred Shares (on an as-converted basis). After the dividends of the Series E Preferred Shares and the Series D Preferred Shares have been paid in full, no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is paid in full on the Series C Preferred Shares (on an as-converted basis). After the dividends of the Series E Preferred Shares, the Series D Preferred Shares and Series C Preferred Shares have been paid in full, no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is paid in full on the Class B Preferred Shares (on an as-converted basis). After the dividends of the Series E Preferred Shares, the Series D Preferred Shares, Series C Preferred Shares and Class B Preferred Shares have been paid in full, no dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is paid in full on the Series A Preferred Shares (on an as-converted basis). Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board (including the approval of each Investor Director) on an as-converted basis.

106.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

107.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

108.

The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

109.

Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

110.

Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

111.

No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than fifty percent (50%) of the vote in electing directors.

112.

The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

113.

The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

114.

A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

115.

The Company shall prepare an audited annual consolidated financial statements and unaudited consolidated monthly financial statements, each in accordance with the PRC generally accepted accounting principles (“PRC GAAP”), which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

116.	The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2020.

117.	The first auditors shall be appointed by resolution of directors, and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Memorandum and these Articles.

118.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

119.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)	subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

120.

The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)

in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the auditors have been obtained.

121.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

122.

Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

123.

The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

124.

Any notice, information or written statement to be given by the Company to Members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

125.

Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

126.

Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

127.

(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b) Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c) Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

128.	Subject to the provisions of the Memorandum, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

129A.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series E Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series D Preferred Shares, the holders of the Series C Preferred Shares, the holders of the Class B Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series E Preferred Share equal to (i) one hundred and twenty five percent (125%) of the applicable Series E Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series E Preferred Share Preference Amount”). After the full Series E Preferred Share Preference Amount on all outstanding Series E Preferred Shares has been paid, the holders of the Series D Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series C Preferred Shares, the holders of the Class B Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C Preferred Share equal to (i) one hundred percent (100%) of the applicable Series C Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series D Preferred Share Preference Amount”). After the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares has been paid, the holders of the Series C Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Class B Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C Preferred Share equal to (i) one hundred percent (100%) of the applicable Series C Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series C Preferred Share Preference Amount”). After the Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares has been paid in full but prior to any distribution to the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, the holders of the Class B Preferred Shares shall be entitled to receive an amount per Class B Preferred Share equal to (i) one hundred percent (100%) of the Class B Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Class B Preferred Share Preference Amount”). After the Class B Preferred Share Preference Amount on all outstanding Class B Preferred Shares has been paid in full but prior to any distribution to the holders of the Ordinary Shares, the holders of the Series A Preferred Shares shall be entitled to receive an amount per Series A Preferred Share equal to (i) one hundred percent (100%) of the Series A Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series A Preferred Share Preference Amount”, together with the Class B Preferred Share Preference Amount, the Series C Preferred Share Preference Amount, the Series D Preferred Share Preference Amount and the Series E Preferred Share Preference Amount, the “Preferred Share Preference Amount”). After the full Preferred Share Preference Amount on all outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares. If the Company has insufficient assets to permit payment of the Series E Preferred Share Preference Amount in full to all holders of Series E Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series E Preferred Shares in proportion to the full Series E Preferred Share Preference Amount each such holder of Series E Preferred Shares would otherwise be entitled to receive under this Article 129A. If the Company has insufficient assets to permit payment of the Series D Preferred Share Preference Amount in full to all holders of Series D Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series D Preferred Shares in proportion to the full Series D Preferred Share Preference Amount each such holder of Series D Preferred Shares would otherwise be entitled to receive under this Article 129A. If the Company has insufficient assets to permit payment of the Series C Preferred Share Preference Amount in full to all holders of Series C Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the full Series C Preferred Share Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive under this Article 129A. If the Company has insufficient assets to permit payment of the Class B Preferred Share Preference Amount in full to all holders of Class B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Class B Preferred Shares in proportion to the full Class B Preferred Share Preference Amount each such holder of Class B Preferred Shares would otherwise be entitled to receive under this Article 129A. If the Company has insufficient assets to permit payment of the Series A Preferred Share Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Article 129A.

129B.

Unless waived in writing by the Series A Preferred Majority, the Class B Preferred Majority (including the affirmative vote of the Series B-1 Preferred Majority), the Series C Preferred Majority, the Series D Preferred Majority and the Series E Preferred Majority, (i) the acquisition of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred, (ii) the exclusive licensing of all or substantially all of the Company’s proprietary rights; or (iii) a sale, transfer or other disposition of all or substantially all the Company’s assets (the “Liquidation Event”), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Article 129 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Article 129 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 129 have been complied with, or (ii) cancel such transaction.

129C.

Notwithstanding any other provision of this Article 129, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

129D.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote from each Investor Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The Series A Preferred Majority or Series B Preferred Majority or the Series B-1 Preferred Majority or the Series C Preferred Majority, the Series D Preferred Majority or the Series E Preferred Majority, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 129D, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

130.

The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

131.	The Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

REDEMPTION AND REPURCHASE OF SHARES

132.

Subject to the Statute and the other provisions in the Memorandum and Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

133.	Subject to the Statute and other provisions in the Memorandum and Articles, including provisions of Article 135, the Company may purchase its own Shares (including any redeemable Shares).

134.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

REDEMPTION

135.	Notwithstanding the foregoing, the Preferred Shareholders shall have redemption rights as follows:

(a)

Time. To the extent permitted by applicable laws, upon the occurrence of any of the following events: (i) the Company fails to complete an Qualified Initial Public Offering or a Trade Sale (as defined in the Shareholders Agreement) within four (4) years after the Closing Date (as defined in the Share Purchase Agreement); (ii) a material breach of the Transaction Documents by any Group Company or any Founder Parties, while no corrections has been made within thirty (30) days after being notified by any of the Preferred Shareholders; (iii) the termination of the Founder’s employment/services contract with any Group Company due to the voluntary termination by the Founder or for Cause, or (iv) the time when any material adverse change (including but not limited to any revocation or termination of the Control Documents hereunder without prior approval of Preferred Majority, unless such revocation or termination is mitigated by other ways of arrangement reasonably acceptable to the Investors which will not materially or significantly affect the Business in the regulatory environment) occurs, under which circumstance the captive structure of the Group Companies which is established through the Control Documents becomes, or has become invalid, illegal or unenforceable (each a “Redemption Event”); then upon the request of any Preferred Shareholder (the “Redeeming Preferred Shareholders”), each Preferred Share (the “Redeeming Preferred Shares”) shall be redeemable as requested by the Redeeming Preferred Shareholders. For the avoidance of doubt, as for VME, the Redemption Event as set forth in this Article 135 (a)(ii) above shall include without limitation a material breach of Section 5.06(b) of the Share Purchase Agreement by any Group Company or any Founder Parties, while no corrections has been made within thirty (30) days after being notified by VME, in which case, only VME may request the Company and the Founder to redeem all or any portion of the Preferred Shares that VME then holds pursuant to this Agreement.

(b)

Redemption Price. The redemption price for each outstanding Preferred Share (the “Redemption Price”) shall be equal to the product of (x) the applicable Deemed Preferred Share Issue Price and (y) (1+8%*N), where N equals to a fraction, (A) the numerator of which is the number of calendar days between the applicable Original Issue Date (as defined in Article 39) and the date on which the relevant Redemption Price is paid in full and (B) the denominator of which is 365, plus any declared but unpaid dividends.

(c)

Procedure. The Redeeming Preferred Shareholders shall exercise their redemption right provided herein by delivering a written request (the “Redemption Request”) to the Company, notifying the Company the number of the Redeeming Preferred Shares.

Within ten (10) days after receipt of the Redemption Request, the Company shall give written notice (the “Redemption Notice”) to each of the Preferred Shareholders who has not delivered the Redemption Request to the Company, at the address last shown on the records of the Company for such Shareholder(s). Such notice shall indicate that the Redeeming Preferred Shareholders have elected redemption of all or a portion of the Redeeming Preferred Shares pursuant to the provisions of this Article 135, and specify the redemption date which shall be no more than sixty (60) days from the date of the Redemption Request (or such other date as agreed between the Company and the relevant Preferred Shareholders requesting for redemption) (the “Redemption Price Payment Date”), and shall direct other Preferred Shareholders requesting for redemption to submit their share certificates to the Company on or before the scheduled Redemption Price Payment Date.

On the Redemption Price Payment Date, the Company shall redeem all the Redeeming Preferred Shares by paying the Redemption Price in cash to the Preferred Shareholders requesting for redemption.

If the Company’s assets or funds which are legally available on the Redemption Price Payment Date are insufficient to pay in full the Redemption Prices to be paid, (i) those assets or funds which are legally available shall first redeem the outstanding Series E Preferred Shares held by the requesting holders of the Series E Preferred Shares ratably in proportion to the full amounts to which the holders of the Series E Preferred Shares to which such redemption payments are due or would otherwise be respectively entitled thereon; (ii) after the payment in full of the Redemption Price for the Series E Preferred Shares requested to be redeemed, the remaining assets or funds which are legally available shall redeem the outstanding Series D Preferred Shares held by the requesting holders of the Series D Preferred Shares ratably in proportion to the full amounts to which the holders of the Series D Preferred Shares to which such redemption payments are due or would otherwise be respectively entitled thereon; (iii) after the payment in full of the Redemption Price for the Series E Preferred Shares and the Series D Preferred Shares requested to be redeemed, the remaining assets or funds which are legally available shall redeem the outstanding Series C Preferred Shares held by the requesting holders of the Series C Preferred Shares ratably in proportion to the full amounts to which the holders of the Series C Preferred Shares to which such redemption payments are due or would otherwise be respectively entitled thereon; (iv) after the payment in full of the Redemption Price for the Series E Preferred Shares, the Series D Preferred Shares and the Series C Preferred Shares requested to be redeemed, the remaining assets or funds which are legally available shall redeem the outstanding Series B-1 Preferred Shares held by the requesting holders of the Series B-1 Preferred Shares ratably in proportion to the full amounts to which the holders of the Series B-1 Preferred Shares to which such redemption payments are due or would otherwise be respectively entitled thereon; (v) after the payment in full of the Redemption Price for the Series E Preferred Shares, the Series D Preferred Shares, the Series C Preferred Shares and the Series B-1 Preferred Shares requested to be redeemed, the remaining assets or funds which are legally available shall redeem the outstanding Series B Preferred Shares held by the requesting holders of the Series B Preferred Shares ratably in proportion to the full amounts to which the holders of the Series B Preferred Shares to which such redemption payments are due or would otherwise be respectively entitled thereon; and (vi) after the payment in full of the Redemption Price for the Series E Preferred Shares, the Series D Preferred Shares, the Series C Preferred Shares, the Series B-1 Preferred Shares and the Series B Preferred Shares requested to be redeemed, the remaining assets or funds which are legally available shall redeem the outstanding Series A Preferred Shares held by the requesting holders of the Series A Preferred Shares ratably in proportion to the full amounts to which the holders of the Series A Preferred Shares to which such redemption payments are due or would otherwise be respectively entitled thereon.

Before all the Redemption Price has been paid in respect of the relevant Redeeming Preferred Shares, the redemption shall not be deemed to have been consummated in respect of such Redeeming Preferred Share not having been redeemed on the Redemption Price Payment Date, and such Preferred Shareholder requesting for redemption shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such unredeemed Preferred Shares, and each of such unredeemed Preferred Shares shall remain “outstanding” for the purposes hereunder, until such time as the Redemption Price in respect of each such Preferred Share has been paid in full whereupon all such rights shall automatically cease.

Once the Company has received a Redemption Notice, it shall not, and shall not permit any Group Company to, take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(d)

Founder Parties’ Liability. Each of the Founder Parties hereby irrevocably and unconditionally guarantees to the Preferred Shareholders the proper and punctual performance by the Company of the Company’s obligations under this Article 135. Each of the Founder Parties further undertakes and covenants to the Preferred Shareholders that, upon the occurrence of any of the Redemption Event (but excluding the Repurchase Event set forth in (X) Article 135(a)(i), and (Y) Article 135(a)(iv) to the extent that the occurrence of such Redemption Event set forth in the 135(a)(iv) is not attributable to the willful fault of any Founder Parties), any Preferred Shareholder shall have a put option to sell to the Founder Parties all or any portion of the Preferred Shares requested to be redeemed at the per share price equal to the Redemption Price. Notwithstanding anything to the contrary in the Memorandum and these Articles, the obligations of each Founder Party hereunder shall be limited to the proceeds received by the Founder Party by selling the Shares then such Founder Party holds in the Company at the then fair market value as determined by the Board of the Company (including affirmative votes of a majority of the Investor Directors), unless the Redemption Event is caused due to any fraud, intentional misconduct or willful misrepresentation of such Founder Party. For the avoidance of any doubt, none of the Founder Parties shall be obligated to undertake the liabilities of purchasing or redeeming any Preferred Shares requested to be redeemed upon the occurrence of the Repurchase Event as set forth in (X) Article 135(a)(i), and (Y) Article 135(a)(iv) to the extent that the occurrence of such Redemption Event set forth in the 135(a)(iv) is not attributable to the willful fault of any Founder Parties.

(e)	For the avoidance of doubt, this Article 135 shall be forthwith terminated upon consummation of the initial public offering of the Company.

FINANCIAL YEAR

135.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 30 June in each year and, following the year of incorporation, shall begin on 1 July in each year.